Exhibit 99.1

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Vice President – Investor Relations

(813) 552-2927

KFORCE INC. ANNOUNCES COMPLETION OF PINKERTON COMPUTER

CONSULTANTS, INC. ACQUISITION

TAMPA, FL – February 1, 2006 – Kforce Inc. (NASDAQ: KFRC), a professional staffing firm, today announced the completion of the transaction to acquire Pinkerton Computer Consultants, Inc.

Pinkerton, a privately held company based in Trevose, Pennsylvania has produced revenue of approximately $95 million in technology staffing and the Federal government IT services sector over the last 12 months. Approximately $33 million of that revenue was generated in the government sector. The purchase price of $60 million, paid in cash at the closing, was subject to Pinkerton delivering $10 million in working capital at the time of closing. In addition, at the time of closing, Kforce had no bank debt outstanding and $8.8 million in available cash. Post closing net bank debt is now $51.9 million. Kforce anticipates minimal transaction expenses and believes the transaction will be accretive for 2006.

David L. Dunkel, Kforce’s Chairman and Chief Executive Officer said, “We are pleased to finalize the acquisition and join forces with highly talented field professionals from Pinkerton who we are today welcoming to the Kforce family. The significant time that we have spent together has only served to reinforce our belief that the associates at Pinkerton will excel in the Kforce culture of “Great People = Great Results”. The Pinkerton sales and recruiting professionals have developed expertise in products and client relationships in geographies that are complementary to ours. Together, we believe this will result in a technology staffing capability with additional scale that will more effectively differentiate our value proposition to clients and candidates.” Mr. Dunkel continued, “We expect that Pinkerton’s Commercial Technology Division, and its business unit Provident, which is located in the Philippines, will complement our Technology staffing services offerings with little customer overlap. The Pinkerton Government Solutions Division (GSD) will become the Kforce Government Solutions Group (KGS), and will be led by William Parker, current Pinkerton GSD President. We believe the combination opens the door to federal prime contracting to provide IT solutions and will provide a broader platform to leverage both Pinkerton’s existing business and the expanded Kforce footprint to satisfy clients and candidates with an expanded portfolio of product offerings to achieve the right match.”

William Pinkerton, Pinkerton’s Chairman and CEO, commented, “We are very excited to be joining Kforce and have been very impressed by the Kforce culture of “Great People = Great

Results”. We believe the state of the art Kforce sales platform and sales support infrastructure will allow our people to be more productive and successful.” Added William Parker, President of Pinkerton GSD, “We see great opportunity to leverage the already significant Kforce footprint in the Metro D.C. market toward federal prime contracts for IT solutions. We believe our team will have many additional revenue touch points given the product and client platform that Kforce offers.” Douglas Sabo, President of Pinkerton’s Commercial Technology Division remarked, “We believe that the combination of Pinkerton’s Blue Chip clientele with minimal overlap to the current Kforce client footprint, along with a greatly enhanced combined presence in what are already some of Kforce’s strongest markets, will provide substantial growth opportunities for our combined sales force.” Richard Quigley, Pinkerton’s President, commented, “We have been very impressed by the passion and focus of the Kforce people and culture. We are confident that our people will be in an environment with Kforce that allows them to achieve great professional success with enhanced capabilities to service our valued clients.”

William L. Sanders, Kforce’s President, added, “The combined Firm will operate from more than 75 offices with over 1,700 staffing specialists and approximately 11,000 consultants on assignment. We expect the intensive integration planning and the close relationship already developed over recent months with the Pinkerton teams will allow us to combine the sales and delivery functions and eliminate redundant corporate functions very quickly. The integration is on target to be substantially completed by March 31st and we believe there will be minimal impact on the positive growth trends being experienced by Kforce. We are very pleased with the pace and quality of the integration process to date. We will provide forward guidance during our regular quarterly earnings call on February 7, 2006 at 5pm EST.”

About Kforce

Kforce (NASDAQ: KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for organizations in the skill areas of technology, finance & accounting, and health and life sciences. Backed by more than 1,700 staffing specialists, Kforce operates in more than 75 offices in 44 markets in North America. For more information, please visit our Web site at www.kforce.com.

Certain of the above statements are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Health and Life Sciences, Finance and Accounting and Technology Groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that the above transaction will be accretive in 2006. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future integration of Pinkerton Computer Consultants and Kforce and the leveraging of Pinkerton professionals are forward-looking statements. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.